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                                                                    EXHIBIT 99.1

[SCHAWK LOGO]

AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          KRISTINE WALCZAK
SR. VP AND CFO                              312-726-3600
847-827-9494                                KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM

                        SCHAWK ANNOUNCES RECORD EARNINGS
                IN THE 2004 THIRD-QUARTER AND NINE-MONTH PERIODS

      -     Q3 EPS 33 Cents in 2004 Versus 20 Cents in 2003

      -     Quarterly Sales Increased 23.3 Percent Versus 2003

      - Q3 Operating Margin Increased to 18.7 Percent from 14.0 Percent Primarily due to Higher Productivity from Increased Sales

DES PLAINES, IL, OCTOBER 26, 2004--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphic services to the consumer products industry, reported record third-quarter 2004 earnings of $0.33 per fully diluted share compared to $0.20 per fully diluted share in the third quarter of 2003, an increase of 65 percent. For the nine months ended September 30, 2004, the Company reported record earnings of $0.79 per fully diluted share compared to $0.60 per fully diluted share in the first nine months of 2003, an increase of 31.7 percent.

Net income was a record $7.3 million in the third quarter of 2004, compared with $4.3 million in the prior-year third quarter. For the nine months ended September 30, 2004, net income was $17.6 million compared to $13.1 million in the prior-year nine-month period.

THIRD QUARTER ENDED SEPTEMBER 30, 2004

Schawk reported net sales of $62.2 million for the third quarter of 2004 compared to $50.5 million in the same quarter of 2003, a 23.3 percent increase. Strong sales of graphic services to consumer products packaging clients drove organic growth that totaled 15.7 percent, and acquired companies increased total revenues by 7.6 percent.

Gross margin for the third quarter increased to 45.3 percent in 2004 from 40.9 percent in 2003, primarily due to higher productivity resulting from increased volume.

Operating income for the third quarter of 2004 increased to $11.7 million compared to $7.1 million in the third quarter of 2003, primarily due to continued strength in sales to consumer products packaging clients. Operating margin was 18.7 percent in the third quarter of 2004

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Schawk Inc. Third-Quarter and First Nine- Months Results
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compared to 14.0 percent in the same period of 2003 due to higher sales and higher productivity in the 2004 period.

Other income (expense) for the third quarter of 2004 was $0.4 million of net other expense, a $0.3 million increase over the same period of 2003. Third-quarter 2003 net other expense included certain one-time other-income items. Third-quarter 2004 net other expense consisted of interest expense net of interest income.

Income tax expense for the third quarter of 2004 was at an effective tax rate of
35.0 percent compared to 37.9 percent in the prior-year third quarter. The lower effective tax rate in 2004 was due to various federal and state tax refunds and credits in the third quarter.

NINE MONTHS ENDED SEPTEMBER 30, 2004

For the nine-month period ended September 30, 2004, net sales were $178.8 million compared to $150.8 million for the same period of the prior year, an
18.5 percent increase, and consisted of 11.6 percent internal growth due to increased demand from consumer products packaging clients and 6.9 percent due to revenues from acquired companies.

Gross margin for the nine-month period of 2004 was 42.7 percent compared to 41.2 percent in the prior-year period.

For the nine months ended September 30, 2004, operating income increased to $28.9 million compared to $21.6 million in the same period last year, and operating margin was 16.2 percent compared to 14.3 percent for the prior-year period. The primary reasons for the increased operating income and operating margin was increased sales and higher productivity.

Other income (expense) in the nine-month period of 2004 resulted in net other expense of $1.4 million, a $1.0 million increase in expense, compared to $0.4 million of net expense in the comparable prior-year period. Other expense in the 2003 period included certain one time other-income items totaling $1.0 million.

Income tax expense for the first nine months of 2004 was at an effective rate of
36.2 percent compared to 38.3 percent in the prior-year period. The lower effective tax rate in 2004 was due to various federal and state tax refunds and credits in the third quarter of 2004. It is currently anticipated that the effective tax rate will be in the range of 36 percent to 37 percent for the full year of 2004.

OTHER INFORMATION

During the third quarter, one of the company's top 10 clients terminated their contract. The client had been acquired by a larger company 2 1/2 years ago. Recently, the parent company decided to consolidate Schawk's client's operations with the parent, including services previously provided by Schawk. As part of this consolidation, the parent terminated the contract with Schawk prior to its expiration date. In accordance with a formula in the contract, a settlement payment of $1.35 million was agreed to by both parties. The settlement amount is

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Schawk Inc. Third-Quarter and First Nine- Months Results
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included in third quarter net sales, and increased gross profit, operating income and income before income taxes by $1.35 million in the period.

Depreciation and amortization expense was $2.6 million for the third quarter of 2004 compared to $2.7 million in the prior-year third quarter. For the 2004 nine-month period, depreciation and amortization was $9.5 million compared to $8.6 million in the prior-year nine-month period.

Capital expenditures in the third quarter of 2004 were $3.8 million compared to $1.2 million in the third quarter of 2003. For the first nine months of 2004, capital expenditures were $8.3 million compared to $5.3 million in the prior-year period. The higher capital expenditures in 2004 were primarily due to $1.5 million of build-out costs for a new facility in Canada to consolidate certain operations in the Toronto area.

MANAGEMENT COMMENTS

President and Chief Executive Officer David A. Schawk commented, "As we indicated in our pre-announcement on September 17, the third quarter was stronger than previously expected." Our solid third-quarter and nine-month performance was a record for net income and earnings per share for Schawk, and our strong operating margin reflected the impact of significantly increased sales and higher productivity.

"Business was robust through all three months of the third quarter. Driving our continued sales growth are the health conscious trends that have led to recipe changes by leading food and beverage companies, as they respond to the health concerns on the minds of consumers. These recipe alterations have prompted changes to the products' packaging graphics to draw the consumer's attention to the new healthier choices on grocers' shelves, thereby creating revenue opportunities for Schawk. Additionally, as demographics continue to shift more and more, new adult-focused health and beauty products are being introduced to the marketplace."

Mr. Schawk continued, "The fact that we are an independent graphic services provider with international operations and a full array of services, from concept to print management, continues to be a differentiating factor in obtaining increased volume. Many of our assignments included multiple high-value services, such as workflow management, prepress, digital asset management, and design and art production. These services are being purchased by companies seeking to leverage our services to bring enhanced value across their supply chain. By offering these integrated services, Schawk is able to help reduce the amount of time it takes to bring a new product to market, as well as achieve significant cost savings for its consumer package goods and retail clients.

"We are encouraged by the strong sales and earnings growth in the third quarter of 2004," Mr. Schawk concluded. "We remain dedicated to achieving our growth targets with a continued focus on both organic growth and acquisitions."

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these

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Schawk Inc. Third-Quarter and First Nine- Months Results
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advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Schawk invites you to join its Third-Quarter 2004 Earnings Conference Call today at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and Jim Patterson, senior vice president and chief financial officer. To join the call, please dial 800-218-8862 or 303-262-2140, at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available through November 2, 2004, at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering conference ID 11011198, and following the prompts.

To access the call on the Internet, go to: http://www.actioncast.acttel.com, event ID 25188, with a replay available for 30 days.

For more information about Schawk, visit our website at http://www.schawk.com.

                           Financial Tables to Follow

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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 2004      2003
                                               --------   --------
Net sales                                      $ 62,245   $ 50,500
Cost of sales                                    34,027     29,864
Selling, general, and administrative expenses    16,562     13,581
                                               --------   --------
Operating income                                 11,656      7,055

Other income (expense)
   Interest income                                  126         --
   Interest expense                                (519)      (415)
   Other income                                      --        297
                                               --------   --------
                                                   (393)      (118)
                                               --------   --------

Income before income taxes                       11,263      6,937

Income tax provision                              3,946      2,628
                                               --------   --------

Net income                                     $  7,317   $  4,309
                                               ========   ========

Earnings per share:
   Basic                                       $   0.34   $   0.20
   Diluted                                     $   0.33   $   0.20

Weighted average number of common and common
   equivalent shares outstanding                 22,511     21,952

Dividends per common share                     $ 0.0325   $ 0.0325

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Schawk Inc. Third-Quarter and First Nine- Months Results
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 2004        2003
                                               ---------   ---------
Net sales                                      $ 178,778   $ 150,840
Cost of sales                                    102,362      88,659
Selling, general, and administrative expenses     47,516      40,607
                                               ---------   ---------
Operating income                                  28,900      21,574

Other income (expense)
   Interest income                                   127          51
   Interest expense                               (1,497)     (1,471)
   Other income                                       --       1,046
                                               ---------   ---------
                                                  (1,370)       (374)
                                               ---------   ---------

Income before income taxes                        27,530      21,200

Income tax provision                               9,965       8,112
                                               ---------   ---------

Net income                                     $  17,565   $  13,088
                                               =========   =========

Earnings per share:
   Basic                                       $    0.82   $    0.61
   Diluted                                     $    0.79   $    0.60

Weighted average number of common and common
   equivalent shares outstanding                  22,370      21,718

Dividends per common share                     $  0.0975   $  0.0975

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                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      SEPTEMBER 30,
                                                                          2004        DECEMBER 31,
                                                                       (UNAUDITED)        2003
                                                                      -------------   ------------
ASSETS
Current assets:
    Cash and cash equivalents                                         $       9,956   $      5,227
   Trade accounts receivable, less allowance for doubtful accounts
     of $1,761 at September 30, 2004 and $1,595 at December 31, 2003         50,040         35,642
   Inventories                                                                8,876          8,085
   Prepaid expenses and other                                                 5,213          3,902
   Refundable income taxes                                                      734          1,204
   Deferred income taxes                                                      1,958          2,086
                                                                      -------------   ------------
Total current assets                                                         76,777         56,146

Property and equipment, less accumulated depreciation of $69,915
   at September 30, 2004 and $67,423 at December 31, 2003                    35,948         36,372
Goodwill                                                                     64,631         62,936
Intangible assets, net                                                        4,069          1,912
Other assets                                                                  4,220          2,325
                                                                      -------------   ------------
Total assets                                                          $     185,645   $    159,691
                                                                      =============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                             $       6,300   $      5,108
   Accrued expenses                                                          16,175         14,004
   Income taxes payable                                                       1,731            446
   Current portion of long-term debt and capital lease obligations            6,038          6,062
                                                                      -------------   ------------
Total current liabilities                                                    30,244         25,620

Long-term debt                                                               25,000         21,000
Capital lease obligations                                                        --             21
Other                                                                           931            970
Deferred income taxes                                                         4,784          5,708

Stockholders' Equity:
   Common stock                                                                 190            187
   Additional paid-in capital                                                91,011         87,928
   Retained earnings                                                         56,924         41,461
   Accumulated comprehensive income                                           1,439          1,087
                                                                      -------------   ------------
                                                                            149,564        130,663
   Treasury stock, at cost                                                  (24,878)       (24,291)
                                                                      -------------   ------------
Total stockholders' equity                                                  124,686        106,372
                                                                      -------------   ------------
Total liabilities and stockholders' equity                            $     185,645   $    159,691
                                                                      =============   ============

See accompanying notes.

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